SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

      [ ]  Preliminary Proxy Statement
      [ ] Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
      [X]  Definitive Proxy Statement
      [ ]  Definitive Additional Materials
      [ ]  Soliciting Material Pursuant to ss.240.14a-12

                           OCWEN FINANCIAL CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No Fee Required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)   Title of each class of securities to which transaction applies: N/A

2)   Aggregate number of securities to which the transaction applies: N/A

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.): N/A

4)   Proposed maximum aggregate value of transaction: N/A

5)   Total fee paid:
     [ ]  Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid: N/A

2)   Form, Schedule or Registration Statement No.: N/A

3)   Filing Party: N/A

4)   Date Filed: N/A

                                [GRAPHIC OMITTED]
                                     OCWEN


                                 March 31, 2006

Dear Fellow Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Ocwen Financial Corporation which will be held at the offices of the Company located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409, on Thursday, May 4, 2006, at 9:00 a.m., Eastern Standard Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend the Annual Meeting in person. Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend.

Your continued support of and interest in Ocwen Financial Corporation are sincerely appreciated.

Sincerely,

/s/ WILLIAM C. ERBEY
------------------------------------
William C. Erbey
Chairman and Chief Executive Officer

                           OCWEN FINANCIAL CORPORATION
                        1661 Worthington Road, Suite 100
                         West Palm Beach, Florida 33409

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held On May 4, 2006

NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders of Ocwen Financial Corporation (the "Company") will be held at the offices of the Company located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409 on Thursday, May 4, 2006, at 9:00 a.m., Eastern Standard Time for the following purposes:

1. To elect eight Directors for a one-year term and until their successors are elected and qualified;

2. To consider and vote on proposals to adopt and approve amendments to our Amended and Restated Articles of Incorporation to effect a one-for-ten (1-for-10) reverse stock split followed immediately by a ten-for-one (10-for-1) forward stock split of the issued and outstanding shares of our common stock;

3. To ratify the appointment by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm of the Company for the fiscal year ending December 31, 2006; and

4. To transact such other business as may properly come before the meeting and any adjournment thereof. Management is not aware of any such other business at this time.

The Board of Directors has fixed February 24, 2006, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ KEVIN J. WILCOX
------------------------
Kevin J. Wilcox
Secretary

March 31, 2006
West Palm Beach, Florida

                           OCWEN FINANCIAL CORPORATION

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is being furnished to the holders of the Common Stock, par value $.01 per share, of Ocwen Financial Corporation, a Florida corporation. Proxies are being solicited on behalf of the Board of Directors of Ocwen to be used at the Annual Meeting of Shareholders to be held at the offices of Ocwen located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409, on Thursday, May 4, 2006, at 9:00 a.m., Eastern Standard Time and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

This Proxy Statement and the accompanying proxy card (the "Proxy") are first being mailed to the shareholders of Ocwen on or about March 31, 2006.

The Proxy solicited hereby, if properly signed and returned to Ocwen and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each Proxy received will be voted:

      (i)   for each of the nominees for Director described herein;

      (ii) for the adoption and approval of amendments to our Amended and Restated Articles of Incorporation ("Articles of Incorporation") to provide for a one-for-ten (1-for-10) reverse stock split immediately followed by a ten-for-one (10-for-1) forward stock split of the issued and outstanding shares of our common stock;

      (iii) for ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for 2006; and

      (iv) upon the transaction of such other business as may properly come before the meeting in accordance with the best judgment of the persons appointed as proxies.

Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting. Any shareholder giving a Proxy has the power to revoke it at any time before it is exercised by:

      (i) filing written notice thereof with our Secretary at the following address:

            Kevin J. Wilcox, Secretary
            Ocwen Financial Corporation
            1661 Worthington Road, Suite 100
            West Palm Beach, Florida 33409

      (ii)  submitting a properly executed Proxy bearing a later date; or

      (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person.

                                     VOTING

Only holders of record of Common Stock at the close of business on February 24, 2006, will be entitled to vote at the Annual Meeting or any adjournment thereof. On February 24, 2006, there were 63,299,265 shares of Common Stock issued and outstanding, and we had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented.

The presence at the Annual Meeting of a majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Assuming the presence of a quorum, the eight persons receiving the greatest number of votes of the Common Stock cast at the Annual Meeting by the holders of stock entitled to vote shall be elected as Directors of Ocwen. With regard to the election of Directors, shareholders may vote in favor of or withhold authority to vote for one or more nominees for Director. Votes that are withheld and broker non-votes in connection with the election of one or more nominees for Director will not be counted as votes cast for such individuals and accordingly will have no effect. Abstentions may be specified on all other proposals.

Assuming the presence of a quorum, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Ocwen's independent registered certified public accounting firm for 2006, to adopt and approve amendments to our Articles of Incorporation, which provide for a one-for-ten (1-for-10) reverse stock split of the issued and outstanding shares of our common stock and a ten-for-1 (10-for-1) forward stock split of the issued and outstanding shares of our common stock immediately after the reverse stock split, and any other matter properly submitted to shareholders for their consideration at the Annual Meeting (other than the election of Directors) shall be approved if the votes cast by the holders of the shares represented at the Annual Meeting and entitled to vote on the subject matter favoring the action exceed the votes cast opposing the action. Abstentions and broker non-votes will not be counted in determining the votes cast in connection with the proposal to ratify the appointment of Ocwen's independent registered certified public accounting firm or the proposal to adopt and approve amendments to our Articles of Incorporation and thus will have no effect on such proposals.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

The following graph compares the cumulative total return on the Common Stock of Ocwen since December 31, 2000, with the cumulative total return on the stocks included in the Standard & Poor's 500 Market Index and the Standard & Poor's Financial (Diversified) 500 Market Index.

                            Total Return Performance



                                [GRAPHIC OMITTED]



                                                      Period Ending
                             ------------------------------------------------------------
Index                          12/31/00  12/31/01  12/31/02  12/31/03  12/31/04  12/31/05
-----------------------------------------------------------------------------------------
Ocwen Financial Corporation     100.00    132.92     43.89    138.87    149.84    136.36
S&P 500                         100.00     86.96     66.64     84.16     91.79     94.55
S&P Diversified Financials      100.00     85.67     65.92     92.16     97.59    104.64

The above graph represents $100 invested in Common Stock on December 31, 2000, at the closing price of $6.38 per share on that date and in each index on such date. The Common Stock has been listed on the New York Stock Exchange since August 1, 1997.

                              ELECTION OF DIRECTORS
                                 (Proposal One)

Ocwen's Bylaws provide that the Board of Directors of Ocwen shall be comprised of between three and eight members, with the exact number to be fixed by the Board of Directors. Pursuant to the Bylaws of Ocwen, on July 26, 2005, the Board of Directors fixed the number of directors at eight. Directors are elected annually and hold office until the earlier of the election and qualification of their successors or their resignation and removal.

Accordingly, Ocwen will propose eight directors for election at the Annual Meeting. All eight of the persons standing for election at the Annual Meeting are currently Directors of Ocwen. There are no arrangements or understandings between any nominee for director and any other person pursuant to which such person was selected as a nominee. No Director is related to any other Director or Executive Officer of Ocwen by blood, marriage or adoption.

If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below would not be able to serve as director if elected.

Nominees for Director

The following table sets forth certain information concerning the Directors of
Ocwen:


                                                                                                   Nomination/
                                         Director      Executive        Audit      Compensation    Governance
Name                         Age (1)       Since       Committee      Committee      Committee      Committee
-------------------------------------------------------------------------------------------------------------
William C. Erbey                56          1988          X (2)
Ronald M. Faris                 43          2003          X
Martha C. Goss                  56          2005                         X
Ronald J. Korn                  65          2003                         X (2)          X
William H. Lacy                 61          2002                         X                             X
W. Michael Linn                 57          2002
W.C. Martin                     57          1996                                        X (2)          X
Barry N. Wish                   64          1988          X                             X              X (2)

(1) As of March 31, 2006
(2) Committee Chairman

The principal occupation for the last five years and additional biographical information of each Director of Ocwen is set forth below.

William C. Erbey. Mr. Erbey has served as Chairman of the Board of Directors of Ocwen since September 1996, Chief Executive Officer of Ocwen since January 1988 and President of Ocwen from January 1988 to May 1998. Mr. Erbey also serves as a director and officer of many subsidiaries of Ocwen. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group, a private investment partnership that was the predecessor of Ocwen. From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation in various capacities, most recently as the President and Chief Operating Officer of General Electric Mortgage Insurance Corporation. Mr. Erbey also served as the Program General Manager of GECC's Commercial Financial Services Department and as the President of Acquisition Funding Corporation. He holds a Bachelor of Arts in Economics from Allegheny College and received a Master of Business Administration from Harvard University.

Ronald M. Faris. Mr. Faris has served as a Director of Ocwen since May 2003 and as the President of Ocwen since March 2001. Mr. Faris served as Executive Vice President of Ocwen from May 1998 to March 2001, and Vice President and Chief Accounting Officer of Ocwen from June 1995 to May 1997. From March 1991 to July 1994, he served as Controller for a subsidiary of Ocwen. From 1986 to 1991, Mr.

Faris was a Vice President with Kidder, Peabody & Co., Inc. and from 1984 to 1986 worked in the General Audit Department of PricewaterhouseCoopers LLP. He holds a Bachelor of Science from The Pennsylvania State University.

Martha Clark Goss. Ms. Goss has served as a Director of Ocwen since July, 2005. Ms. Goss has served as Chief Operating and Financial Officer of Amwell Holdings, LLC and Hopewell Holdings LLC since 2003. She previously served as Chief Financial Officer for The Capital Markets Company, a provider of e-based solutions to the global financial services and capital markets industry, and Booz Allen & Hamilton Inc., a management consulting firm. Ms. Goss also held various senior executive positions with Prudential Insurance Company of America and Chase Manhattan Bank, N.A. Ms. Goss has served on the boards of Claire's Stores, Inc., American Water, Foster Wheeler Ltd., Dexter Corporation, IBJ Whitehall Business Credit Corporation, Bank Leumi, USA, Allianz Life Insurance Company of New York, the Metropolitan Regional Advisory Board of Chase Manhattan Bank and the boards of various subsidiaries of The Prudential Insurance Company of America. Ms. Goss graduated with an MBA from Harvard Graduate School of Business and has a Bachelor of Arts from Brown University.

Ronald J. Korn. Mr. Korn has served as a Director of Ocwen since May 2003. Mr. Korn is currently the President of Ronald Korn Consulting, which provides business and marketing services to a limited number of clients. Mr. Korn has been Director and Chairman of the Audit Committee of PetMed Express, Inc. since 2002. He has also served as a Director and Chairman of the Audit Committee of Comscore Networks, Inc., since October, 2005. He was a partner and employee of KPMG, LLP, from 1961 to 1991, where his client responsibilities included a number of large financial institutions and various public corporations. Previously, he has also served as a Director and Audit Committee Chairman for various public companies. Mr. Korn graduated from the University of Pennsylvania, Wharton School in 1961 and New York University Law School in 1965. He is admitted as a Certified Public Accountant in New York, Michigan and Florida, with licenses currently inactive. He was also admitted to the New York Bar in 1966, but has never practiced law.

William H. Lacy. Mr. Lacy has served as a Director of Ocwen since May 2002. Mr. Lacy was formerly Chairman of Mortgage Guaranty Insurance Corporation and Chairman and Chief Executive Officer of MGIC Investment Corporation, Milwaukee, Wisconsin. Both corporations are providers of private mortgage guaranty insurance and other mortgage-related services. Mr. Lacy is also a Director of ACA Capital Holdings, Inc. and of Johnson Controls, Inc. Mr. Lacy is Chairman of Johnson Controls' Pension and Investment Committee and serves on Johnson Controls' Compensation Committee. He is also a member of ACA Capital's Risk Management Committee. Mr. Lacy is a graduate of the University of Wisconsin with a Bachelor of Arts from the School of Business.

W. Michael Linn. Mr. Linn has served as a Director of Ocwen since August 2002 and became employed by the Company as Executive Vice President of Sales and Marketing on February 17, 2004. He currently heads the Business Process Outsourcing Business Segment. Prior to joining Ocwen, Mr. Linn was the Chairman and Chief Executive Officer of Max Q Technologies, Inc., Findlay, Ohio. Prior to joining Max Q Technologies, he served as the Executive Vice President of Sales & Marketing of Solomon Software, Inc., a corporation now owned by Microsoft Corporation. Mr. Linn serves or has served on the Board of Directors of National Lime & Stone, Efficiency Software LLC, Transport Topics Publications, TLB, Inc., Solomon Software, Inc., Floral Design Inc. and the Health Watch Advisory Board. He graduated from Harvard College in 1970 with a Bachelor of Arts and earned a Masters of Business Administration from Harvard Business School in 1973.

W.C. Martin. Mr. Martin has served as a Director of Ocwen since July 1996. Since 1982, Mr. Martin has been associated with Holding Capital Group and has been engaged in the acquisition and turnaround of businesses in a broad variety of industries. Since March 1993, Mr. Martin also has served as President and Chief Executive Officer of SV Microwave, a company he formed along with other HCG investors to acquire the assets of the former Microwave Division of Solitron Devices, Inc. In 1998, Mr. Martin became CEO of HCG Technologies, Inc., a holding company formed by him and HCG to acquire, fund or start technology companies. In 1999, he became CEO of SV Microwave Components Group, Inc., a newly formed subsidiary of HCGT engaged in the design, production and sale of passive microwave devices. On May 31, 2005, HCG Technologies, Inc. and its subsidiaries were sold to Amphenol Corp., and Mr. Martin continues as General Manager of the businesses. Prior to 1982, Mr. Martin was a Manager in Touche Ross & Company's Management Consulting Division, and prior to that he held positions in financial management with Chrysler Corporation. Mr. Martin holds a Bachelor of Science in Industrial Management from LaSalle University and received a Masters of Business Administration from the University of Notre Dame.

Barry N. Wish. Mr. Wish has served as Chairman Emeritus of the Board of Directors of Ocwen since September 1996, and he previously served as Chairman of the Board of Ocwen from January 1988 to September 1996. From 1983 to 1995, he served as a Managing General Partner of The Oxford Financial Group, which he founded. From 1979 to 1983, he was a Managing General Partner of Walsh, Greenwood, Wish & Co., a member firm of the New York Stock Exchange. Prior to founding that firm, Mr. Wish was a Vice President and shareholder of Kidder, Peabody & Co., Inc. He is a graduate of Bowdoin College.

                  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
         THAT SHAREHOLDERS VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

                   BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Meetings of the Board of Directors

The Board of Directors of Ocwen held four meetings during 2005. No Director of Ocwen attended fewer than 75% of the aggregate of the number of meetings of the Board of Directors held during 2005 and the number of meetings held by all committees thereof on which he or she served during the period. Although Ocwen does not have a formal policy regarding Director attendance at the Annual Meeting, Directors are encouraged to attend. Seven members of the Board of Directors attended the 2005 Annual Meeting, as Martha C. Goss had not yet been appointed to serve on the Board of Directors.

Independence of Directors

Ocwen's Corporate Governance Guidelines provide that the Board of Directors must be comprised of a majority of Directors who qualify as independent Directors under the listing standards of the New York Stock Exchange and applicable law.

The Board reviews annually the relationships that each Director has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Following such review, only those Directors who the Board affirmatively determines, through categorical questionnaire responses that follow the independence standards as set forth by the New York Stock Exchange, have no material relationship with the Company are considered independent Directors, subject to additional qualifications prescribed under the listing standards of the New York Stock Exchange or applicable law. Our current Board of Directors has determined that Ms. Goss and Messrs. Korn, Lacy, Martin and Wish are independent in accordance with applicable laws and the New York Stock Exchange listing standards.

Committees of the Board of Directors

The Board of Directors of Ocwen has established an Executive Committee, an Audit Committee, a Compensation Committee, and a Nomination/Governance Committee. A brief description of these Committees is set forth below.

Executive Committee. The Executive Committee is generally responsible to act on behalf of the Board of Directors during the intervals between meetings of the Board of Directors. This Committee did not meet during 2005.

Audit Committee. The Audit Committee of the Board of Directors oversees the relationship with Ocwen's independent registered certified public accounting firm, reviews and advises the Board of Directors with respect to reports by Ocwen's independent registered certified public accounting firm and monitors Ocwen's compliance with laws and regulations applicable to Ocwen's operations including the evaluation of significant matters relating to the financial reporting process and system of internal accounting controls of Ocwen and the review of the scope and results of the annual audit conducted by the independent registered certified public accounting firm. Each member of the Audit Committee is independent as defined in regulations adopted by the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. The Board of Directors has determined that all members of the Audit Committee are financially literate. Further, the Board of Directors has determined that Ronald
J. Korn possesses accounting or related financial management expertise within the meaning of the listing standards of the New York Stock Exchange and qualifies as an audit committee financial expert, as that term is defined in Securities and Exchange Commission rules implementing requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee operates under a written charter, a copy of which is available on Ocwen's website at www.ocwen.com. This Committee met 15 times during 2005.

Compensation Committee. The Compensation Committee of the Board of Directors oversees Ocwen's compensation and employee benefit plans and practices. The Compensation Committee also evaluates and makes recommendations to the Board of Directors for human resource and compensation matters relating to the Executive Officers of Ocwen. Each member of the Compensation Committee is independent as defined in the listing standards of the New York Stock Exchange. The Compensation Committee operates under a written charter approved by the whole Board of Directors, a copy of which is available on Ocwen's web site at www.ocwen.com. This Committee met three times during 2005.

Nomination/Governance Committee. The Nomination/Governance Committee of the Board of Directors recommends to the Board individuals qualified to serve as Directors of Ocwen and on committees of the Board; advises the Board with respect to Board composition, procedures and committees; develops and presents to the Board a set of corporate governance principles; and oversees the evaluation of the Board and Ocwen's management. Each member of the Nomination/Governance Committee is independent as defined in the listing standards of the New York Stock Exchange. The Nomination/Governance Committee operates under a written charter, a copy of which is available on Ocwen's web site at www.ocwen.com. This Committee met two times during 2005.

It is the policy of the Nomination/Governance Committee to consider candidates for Director recommended by shareholders. In evaluating nominees for Director, the Nomination/Governance Committee takes into account the applicable requirements for Directors under the Securities Exchange Act of 1934, as amended, and the listing standards of the New York Stock Exchange. In addition, the Nomination/Governance Committee takes into account the needs of the Company, as well as such factors as knowledge, experience, skills, expertise and diversity. Should a shareholder recommend a candidate for Director, the Nomination/Governance Committee would evaluate such candidate in the same way as it evaluates any other nominee.

Shareholders wishing to recommend persons for consideration by the Nomination/Governance Committee as nominees for election to the Board of Directors can do so by writing to the Secretary of Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409, giving each proposed nominee's name, biographical data and qualifications. The recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. For consideration, Ocwen must receive such recommendations by November 1, 2006.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by the Board of Directors provide guidelines for Ocwen and the Board of Directors to ensure effective corporate governance. The Corporate Governance Guidelines cover topics including, but not limited to, Director qualification standards, Board and committee composition, Director responsibilities, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance evaluation of the Board.

The Nomination/Governance Committee will review Ocwen's Governance Guidelines at least once a year and, if necessary, recommend changes to the Board. The Governance Guidelines are available on our web site at www.ocwen.com and are available to any shareholder who requests them by writing to the Secretary of Ocwen at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

Executive Sessions of Non-Management Directors

Non-management Directors met in executive session without management four times in 2005. A non-management Director presides on a rotational basis as determined by the Board at each executive session.

Communications with Directors

Any shareholder or other interested party who desires to contact the Board of Directors or any individual Director regarding Ocwen may do so by mail addressed to the Secretary of Ocwen at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. Communications received in writing are distributed to the Board or to individual Directors as appropriate depending on the facts and circumstances outlined in the communication received.

Code of Ethics

Ocwen has adopted a Code of Ethics that applies to Directors, Officers and employees of the Company, as required by the New York Stock Exchange rules. Any waivers from the Code of Ethics must be approved by the Board of Directors or a Board committee and must be promptly disclosed to shareholders. This Code of Ethics is available on www.ocwen.com and is available to any shareholder who requests a copy of the Code of Ethics by writing to the Secretary of Ocwen at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409.

                         BOARD OF DIRECTORS COMPENSATION

The non-management Directors of Ocwen are currently compensated by delivering to each a total annual value of $55,000, which is payable $20,000 in shares of Common Stock pursuant to a Directors' Stock Plan adopted by the Board of Directors and shareholders of Ocwen in July 1996 and $35,000 cash (which may be prorated for a Director serving less than a full one-year term, as in the case of a Director joining the Board of Directors after an Annual Meeting of Shareholders), subject to review and adjustment by the Board of Directors from time to time. Effective July 1, 2005, management Directors of Ocwen no longer receive an annual retainer for their service on the Board of Directors. Directors serving as committee chairpersons, with the exception of the Audit Committee chairperson, receive an additional $5,000 in cash compensation, while the Audit Committee chairperson receives an additional $10,000 in cash compensation. Audit Committee members receive an additional $2,500 in cash compensation. Cash payments are made to the Directors on a quarterly basis and equity compensation is paid after the annual organizational meeting of the Board of Directors, which follows the Annual Meeting of Shareholders of Ocwen. In March of 2005, the Board of Directors adopted a Deferred Compensation Plan for Directors, pursuant to which Directors are permitted to defer the receipt of compensation granted under the Directors' Stock Plan. During 2005, 2,683 shares of Common Stock were granted to each of two non-management Directors of Ocwen. The remaining three non-management Directors of Ocwen elected to defer their equity compensation.

The number of shares issued pursuant to the Directors' Stock Plan is based on the "fair market value" of the Common Stock on the date of grant. The term "fair market value" is defined in the Directors' Stock Plan to mean the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on the relevant date. Shares issued pursuant to the Directors' Stock Plan are subject to forfeiture during the 12 full calendar months following election or appointment to the Board of Directors or a committee thereof, if the Director does not attend an aggregate of at least 75% of all meetings of the Board of Directors and Committees thereof of which the Director is a member during such period.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

The following table sets forth certain information with respect to each person who currently serves as an Executive Officer of Ocwen but does not serve on Ocwen's Board of Directors. Executive Officers of Ocwen are elected annually by the Board of Directors and generally serve at the discretion of the Board. There are no arrangements or understandings between Ocwen and any person pursuant to which such person was elected as an Executive Officer of Ocwen. No Director or Executive Officer is related to any other Director or Executive Officer of Ocwen or any of its subsidiaries by blood, marriage or adoption.

Name                 Age (1)    Position
--------------------------------------------------------------------------------

Robert J. Leist, Jr.   56       Senior Vice President and Principal Financial
                                  Officer
William B. Shepro      37       President of Global Servicing Solutions LLC and
                                  Senior Vice President

(1) As of March 31, 2006.

The background for the last five years of each Executive Officer of Ocwen who is not a Director, as well as certain other information, is set forth below.

Robert J. Leist, Jr. Mr. Leist has served as Senior Vice President and Principal Financial Officer of the company since May 17, 2005, Acting Chief Financial Officer from March 2, 2005 to May 17, 2005 and Vice President and Chief Accounting Officer of the Company since his employment in March 1999. From March 1987 until March 1999, he was employed at J.P. Morgan & Co., Incorporated, most recently as a Vice President. Prior to 1987, he held positions with Brylane, Inc. and Arthur Andersen & Co. Mr. Leist holds a Bachelor of Arts from Boston College, attended New York University for a Master of Business Administration, and is a Certified Public Accountant.

William B. Shepro. Mr. Shepro is the President of Global Servicing Solutions, LLC, a joint venture between Ocwen Financial Corporation and Merrill Lynch. In addition to Mr. Shepro's role at GSS, he is Senior Vice President of Ocwen's Commercial Servicing and Ocwen Recovery Group segments. He is also responsible for managing Ocwen's German bank subsidiary, Bankhaus Oswald Kruber KG, which was acquired by Ocwen in September, 2004. Prior to joining the Commercial Servicing segment in August 1998, Mr. Shepro was Counsel in the Ocwen Law Department. Before joining Ocwen in August 1997, Mr. Shepro was an Attorney with Willinger, Shepro, Tower and Bucci, P.C. He holds a Bachelor of Science in Business from Skidmore College and a Juris Doctorate from the Florida State University College of Law.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND RELATED STOCKHOLDER MATTERS

Beneficial Ownership of Common Stock

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date indicated by:

      (i)   each Director and named Executive Officer of Ocwen,
      (ii)  all Directors and Executive Officers of Ocwen as a group and
      (iii) all persons known by Ocwen to own beneficially 5% or more of the outstanding Common Stock or have a Schedule 13G on file with the Securities and Exchange Commission.

The table is based upon information supplied to Ocwen by Directors, Officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended.

                                                      Shares Beneficially Owned
                                                                as of
                                                          March 31, 2006 (1)

Name of Beneficial Owner:                               Amount        Percent
-------------------------------------------------
Altus Capital, LLC (2)                                4,862,254         7.70%
6120 Parkland Blvd, Suite 303
Mayfield Heights, Ohio 44124

Dimensional Fund Advisors Inc. (3)                    4,199,650         6.65%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Perry Corp. (4)                                       3,639,200         5.76%
767 Fifth Avenue
New York, New York 10153

Directors and Named Executive Officers:
-------------------------------------------------
William C. Erbey (5)                                 19,648,223        30.55%
Ronald M. Faris (6)                                     814,208         1.27%
Martha C. Goss                                            2,683          *
Ronald J. Korn                                            5,113          *
William H. Lacy                                          12,579          *
W. Michael Linn (7)                                     185,547          *
W. C. Martin (8)                                         20,603          *
Barry N. Wish (9)                                     8,188,819        12.93%
Robert J. Leist, Jr. (10)                                41,640          *
William B. Shepro (11)                                  208,997          *

All Directors and Executive Officers as a Group      29,128,412        44.59%
(10 persons)

*     Less than 1%

(1) For purposes of this table, an individual is considered the beneficial owner of shares of Common Stock if he or she directly or indirectly has or shares voting power or investment power, as defined in the rules promulgated under the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares.

(2) Based on information contained in a Schedule 13G/A filed with the Commission on February 6, 2006, by Altus Capital, LLC. Includes 1,243,054 shares as to which sole voting power and sole dispositive power is claimed. Includes 3,619,200 shares as to which shared voting power and shared dispositive power is claimed.

(3) Based on information contained in a Schedule 13G/A filed with the Commission on February 6, 2006, by Dimensional Fund Advisors Inc., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Includes 4,199,650 shares as to which sole voting power and sole dispositive power is claimed.

(4) Based on information contained in a Schedule 13G/A filed with the Commission on February 13, 2006, by Perry Corp., an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Includes 3,639,200 shares as to which sole voting power and sole dispositive power is claimed.

(5) Includes 13,266,101 shares held by FF Plaza Partners, a Delaware partnership of which the partners are William C. Erbey, his spouse, E. Elaine Erbey, and Delaware Permanent Corporation, a corporation wholly-owned by William C. Erbey. Mr. and Mrs. William C. Erbey share voting and dispositive power with respect to the shares owned by FF Plaza Partners. Also includes 5,409,704 shares held by Erbey Holding Corporation, a corporation wholly-owned by William C. Erbey, and 20,917 shares that have been granted pursuant to the 1998 Annual Incentive Plan, as amended, but are not yet issued. Prior to issuance, a portion of this grant may be forfeited to cover tax withholdings. Also includes options to acquire 994,107 shares, which are exercisable at or within 60 days after March 31, 2006.

(6) Includes 16,260 shares held jointly with spouse and 18,130 shares that have been granted pursuant to the 1998 Annual Incentive Plan, as amended, but are not yet issued. Prior to issuance, a portion of this grant may be forfeited to cover tax withholdings. Also includes options to acquire 705,196 shares, which are exercisable at or within 60 days after March 31, 2006.

(7) Includes 6,000 shares held by William M. Linn, II Et Al Trust, of which Mr. Linn is the custodian for his minor children, 18,000 shares held by Brown's Valley Development, a company owned by Mr. Linn, and 3,517 shares that have been granted pursuant to the 1998 Annual Incentive Plan, as amended, but are not yet issued. Prior to issuance, a portion of this grant may be forfeited to cover tax withholdings. Also includes options to acquire 98,671 shares, which are exercisable at or within 60 days after March 31, 2006.

(8) Includes 5,110 shares held by Martin & Associates Defined Contribution Pension Plan & Trust.

(9) Includes 7,515,384 shares held by Wishco, Inc., a corporation controlled by Barry N. Wish pursuant to his ownership of 93% of the Common Stock thereof; 351,940 shares held by B.N.W. Partners, a Delaware partnership of which the partners are Mr. Wish and B.N.W., Inc., a corporation wholly-owned by Mr. Wish; and 45,000 shares held by the Barry Wish Family Foundation, Inc., a charitable foundation of which Mr. Wish is a director.

(10) Includes 3,700 shares that have been granted pursuant to the 1998 Annual Incentive Plan, as amended, but are not yet issued. Prior to issuance, a portion of this grant may be forfeited to cover tax withholdings. Also includes options to acquire 29,978 shares, which are exercisable at or within 60 days after March 31, 2006.

(11) Includes 11,892 shares that have been granted pursuant to the 1998 Annual Incentive Plan, as amended, but are not yet issued. Prior to issuance, a portion of this grant may be forfeited to cover tax withholdings. Also includes options to acquire 174,016 shares, which are exercisable at or within 60 days after March 31, 2006.

Equity Compensation Plan Information

The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance. The information is split between all compensation plans previously approved by security holders and all compensation plans not previously approved by security holders.


                                      Number of securities to       Weighted average
                                      be issued upon exercise       exercise price of        Number of securities
                                      of outstanding options,     outstanding options,      remaining available for
Plan Category                           warrants and rights        warrants and rights          future issuance
-------------------------------------------------------------------------------------------------------------------
Equity compensation plans                    4,227,895                   $8.24                     5,248,682
approved by security holders

Equity compensation plans not                        0                       0                             0
approved by security holders

Total                                        4,227,895                   $8.24                     5,248,682

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Ocwen's Executive Officers, Directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish Ocwen with copies of all Section 16(a) forms they file.

To Ocwen's knowledge, based solely upon review of the copies of such reports furnished to Ocwen and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its Officers, Directors and greater than 10% shareholders were complied with during 2005.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by Ocwen's Chief Executive Officer and the four other most highly paid Directors and Executive Officers of Ocwen for the years indicated.


                                                       Annual Compensation               Long-Term Compensation Awards
                                                  ----------------------------  -------------------------------------------
                                                                                                   Securities
                                                                                  Restricted       Underlying     All Other
                                                                                 Stock Awards       Options     Compensation
Name and Position                          Year     Salary (1)       Bonus (2)      ($) (3)        (#)(4)(5)        (6)
----------------------------------------------------------------------------------------------------------------------------
William C. Erbey                           2005   $   360,000     $   364,382    $   182,191          69,805   $     4,000
Chairman of the Board and                  2004   $   373,846     $   270,000    $   135,000          47,872   $     4,000
Chief Executive Officer                    2003   $   360,000     $   337,500    $   168,750          63,679   $     4,000

Ronald M. Faris                            2005   $   355,818     $   315,832    $   157,916          60,504   $     4,000
President                                  2004   $   353,077     $   210,375    $   105,188          37,301   $     4,000
                                           2003   $   321,538     $   354,836    $   177,418          66,950   $     4,000

W. Michael Linn                            2005   $   280,000     $    61,260    $    30,630          11,736   $    41,825(7)
Executive Vice President                   2004   $   336,615     $   230,167    $   115,084          40,810   $         0

Robert J. Leist, Jr.                       2005   $   231,465     $    64,450    $    32,225          12,347   $     4,000
Principal Financial Officer and            2004   $   228,836     $    51,079    $    25,539           9,057   $     4,000
Senior Vice President                      2003   $   220,177     $    58,547    $    29,274          11,047   $     4,000

William B. Shepro, President               2005   $   213,886     $   207,164    $   103,582          39,687   $     4,000
of Global Servicing Solutions, LLC         2004   $   211,846     $   203,896    $   101,948          36,152   $     4,000
                                           2003   $   177,904     $   158,380    $    79,190          29,883   $     4,000

(1)   Represents amounts paid in corresponding year.

(2) For 2005, 2004 and 2003, consists of bonuses awarded pursuant to Ocwen's 1998 Annual Incentive Plan, as amended, in the first quarter of the following year for services rendered in the years indicated.

(3) The restricted stock award is a portion of the bonuses awarded in the first quarter of the year following the year in which services are rendered pursuant to Ocwen's 1998 Annual Incentive Plan, as amended.

(4) Based on the closing price of the Common Stock for the last five trading days of 2005.

(5) Except as otherwise noted, consists of options granted pursuant to Ocwen's 1991 Non-Qualified Stock Option Plan, as amended. The 2005, 2004 and 2003 amounts consist of grants made as of the first quarter of the following year for services rendered in the years indicated.

(6) Unless otherwise noted, consists of contributions by Ocwen pursuant to Ocwen's 401(k) Savings Plan.

(7)   Includes $37,825 in relocation expenses.

Option Grants for 2005

The following table provides information relating to option grants made pursuant to Ocwen's stock option plan by Ocwen in 2006 for services rendered in 2005 to the individuals named in the Summary Compensation Table.


                                         Percent of
                             No. of      Securities
                           Securities    Underlying
                           Underlying       Total                                    Potential Realizable Value at
                             Options       Options    Exercise     Expiration        Assumed Rates of Stock Price
                             Granted       Granted      Price         Date         Appreciation for Option Term (3)
                           --------------------------------------------------------------------------------------------
Name                       (#) (1)(2)     (%) (2)     ($/share)      ( / / )          0% ($)     5% ($)       10% ($)
-----------------------------------------------------------------------------------------------------------------------
William C. Erbey              69,805        16.96%       $6.10      1/31/2016        $181,493   $563,395     $1,149,407
Ronald M. Faris               60,504        14.70%       $6.10      1/31/2016        $157,311   $488,330     $  996,264
W. Michael Linn               11,736         2.85%       $6.10      1/31/2016        $ 30,513   $ 94,718     $  193,239
Robert J. Leist, Jr.          12,347         3.00%       $6.10      1/31/2016        $ 32,101   $ 99,650     $  203,300
William B. Shepro             39,687         9.64%       $6.10      1/31/2016        $103,185   $320,311     $  653,481

(1) All options are to purchase shares of Common Stock and, unless otherwise noted, one-fifth vests and becomes exercisable on the date of grant and on January 31, 2007, 2008, 2009 and 2010.

(2) Grants were made in 2006 for service in 2005. The percentage of securities underlying these options is based on options to purchase a total of 411,703 shares of Common Stock granted to employees of Ocwen and its subsidiaries.

(3) Assumes future prices of shares of Common Stock of $8.70, $14.171 and $22.566 at compounded rates of return of 0%, 5% and 10%, respectively, from the closing price per share on the New York Stock Exchange on December 31, 2005.

         AGGREGATED OPTION EXERCISES IN 2005 AND YEAR-END OPTION VALUES

The following table provides information relating to option exercises during the year 2005 by the individuals named in the Summary Compensation Table and the value of each such individual's unexercised options at December 31, 2005 (1).


                                                  Number of Securities Underlying     Value of Unexercised
                                                       Unexercised Options at       In-the-Money Options at
                          No. of Shares                 December 31, 2005 (1)         December 31, 2005 (2)
                           Acquired on    Value     ---------------------------- ------------------------------
Name                         Exercise    Realized   Exercisable   Unexercisable    Exercisable    Unexercisable
---------------------------------------------------------------------------------------------------------------
William C. Erbey                0             0       980,146          71,133        2,007,667          241,056
Ronald M. Faris                 0             0       693,095          65,052        1,693,529          223,693
W. Michael Linn                 0             0        96,324         144,486           34,770           52,155
Robert J. Leist, Jr.            0             0        26,355          12,180           99,763           38,604
William B. Shepro               0             0       159,555          40,662          449,610          124,256

(1) All options are to purchase shares of Common Stock. Options listed as "exercisable" consist of options that became exercisable at or within 60 days of December 31, 2005.

(2) Based on the closing price of a share of Common Stock on the New York Stock Exchange on December 31, 2005.

Compensation Committee Interlocks and Insider Participation

Determinations regarding compensation of Ocwen's employees are made by the Compensation Committee. No member of the Committee is or at any time was an officer or employee of Ocwen or any subsidiary, nor did any member of the Committee have an interest in a transaction which would require disclosure hereunder.

Report of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for establishing management compensation policies and procedures to be reflected in the compensation program offered to the Executive Officers of Ocwen. The Committee shares jurisdiction with the full Board of Directors over the administration of and grants under the 1991 Non-Qualified Stock Option Plan.

General Compensation Policies. The broad general salary and benefit guidelines are determined by the Committee. Ocwen seeks to provide executives with long-term wealth accumulation capability, conditional upon personal performance, individual service longevity and consistent high-level financial performance of Ocwen. With respect to Ocwen's Officers other than Mr. William C. Erbey, the Committee considered salary and bonus recommendations prepared by Mr. William C. Erbey or other Executive Officers to determine fiscal 2005 compensation. The salary adjustment recommendations were based on Ocwen's overall performance in the past year and an analysis of compensation levels necessary to maintain and attract quality personnel. It is through this process that Ocwen is able to compete for and retain talented executives who are critical to Ocwen's long-term success and align the interests of those executives with the long-term interests of Ocwen's shareholders.

Annual Incentive Compensation. Ocwen's primary incentive compensation plan for executives is the 1998 Annual Incentive Plan, as amended. Pursuant to the current plan, a participant can earn cash, restricted stock and stock option awards as determined by the Compensation Committee. The awards are based on objective performance criteria established by the Committee pursuant to the Plan, which includes corporate profitability, growth in our core businesses, reduction in non-core assets, cost savings through Six Sigma initiatives and meeting budget objectives. Each participant has a targeted annual incentive award that is expressed as a percentage of total target compensation and varies with the participant's level of responsibility. At the executive level, 20-65% of each executive's total target compensation is payable only upon achievement of certain minimum Company and individual performance levels. The incentive awards are structured so that the compensation opportunities for executives are related to the level of business unit performance actually achieved.

Other Compensation. The Compensation Committee's policy with respect to other employee benefit plans is to provide competitive benefits to employees of Ocwen, including Executive Officers. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly qualified employees.

Tax Considerations. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the tax deduction by corporate taxpayers is limited with respect to the compensation of certain Executive Officers to $1 million per covered executive unless such compensation is based upon the attainment of performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Ocwen obtained shareholder approval of the 1998 Annual Incentive Plan and all amendments thereto in order to qualify awards under such plans as performance-based compensation under Section 162(m) of the Code. It is the Compensation Committee's intention to qualify all performance-based compensation for the exclusion from the deductibility limitation of 162(m), except in situations where qualifying compensation for the exclusion would be inconsistent with the overall best interest of Ocwen.

Chief Executive Officer Compensation. In determining the overall compensation package for the Chief Executive Officer, the Committee considered the performance of the Chief Executive Officer and the financial performance achieved by Ocwen during the past fiscal year. For the CEO, incentive compensation for 2005 was based largely on performance against specific goals, including corporate profitability, improved asset utilization, growth in our core businesses, reduction in non-core assets and cost savings, including those attributable to increased utilization of our India operations centers and to our Six Sigma initiatives.

                                             Compensation Committee:
March 8, 2006                                W.C.  Martin, Chairman
                                             Ronald J. Korn, Director
                                             Barry N. Wish, Director

    AMENDMENTS TO OUR ARTICLES OF INCORPORATION, AS AMENDED, TO EFFECT A ONE-FOR-TEN (1-for-10) REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING COMMON
  STOCK, FOLLOWED IMMEDIATELY BY A TEN- FOR-ONE (10-for-1) FORWARD STOCK SPLIT
                                 (Proposal Two)

Our Board of Directors has authorized, and recommends that you approve, Amendments to our Articles of Incorporation to effect a one-for-ten (1-for-10) reverse stock split of our Common Stock, followed immediately by a ten-for-one (10-for-1) forward stock split. The proposed reverse stock split and subsequent forward stock split will not take effect unless they are approved by the shareholders and until Certificates of Amendment to the Articles of Incorporation are filed with the Department of State of Florida to effectuate each of the reverse stock split and the forward stock split.

Under the reverse split, ten shares of Common Stock registered in the name of a shareholder at the effective time of the reverse split will be converted into one share of Common Stock, followed immediately by a forward stock split under which each share of Common Stock outstanding upon completion of the reverse split will be converted into ten shares of Common Stock. Shares of Common Stock that would be converted into less than one share in the reverse split will instead be converted into the right to receive a cash payment equal to the fair market value of such fractional interest, as described below. We will make these cash payments from our general corporate funds. Any shares we redeem will revert to authorized but unissued shares. We refer to the reverse and forward stock splits, together with the cash payments to shareholders with less than one share after the reverse split, as the "Transaction."

If a registered shareholder holds ten or more shares of Common Stock in his or her account at the effective time of the reverse split, he or she will not receive cash for any fractional share in his or her account resulting from the reverse split, and the total number of shares held by such holder will not change as a result of the Transaction. Our Board of Directors reserves the right to abandon the Transaction even if approved by the shareholders.

In deciding whether to proceed with the Transaction, the Board of Directors will consider factors such as:

      o the prevailing trading price and trading volume for our Common Stock at the time the decision is made;
      o the anticipated impact of the Transaction on the trading market for our Common Stock;
      o the availability of funds required to make the cash payments to shareholders with small holdings whose shares are to be converted into the right to receive cash in the Transaction; and
      o     prevailing general market and economic conditions.

In order to complete the Transaction, a majority of the shareholders entitled to vote at the Annual Meeting must approve amendments to our Articles of Incorporation. If approved and implemented, the Transaction will become effective eight days after our Annual Meeting upon the filing of the necessary amendments to our Articles of Incorporation with the Department of State of the State of Florida. We refer to this as the "effective date." The forms of the proposed amendments to our Articles of Incorporation necessary to effect the Transaction are attached to this proxy statement as Appendices I and II.

If approved and implemented, the Transaction will affect Ocwen shareholders as follows (for a more detailed description of the effect of the Transaction on our shareholders, see "Effect on Shareholders" below):

Shareholder before completion of the Transaction        Net effect after the Transaction
----------------------------------------------------------------------------------------------------------------
Registered shareholder holding ten or more              None.
shares of Common Stock

Registered shareholder holding less than ten            Shares will be converted into the right to receive
shares of Common Stock                                  cash (see "Determination of Cash-Out Price"
                                                        below)

Shareholders holding Common Stock in street name        Ocwen intends for the Transaction to treat
through a nominee (such as a bank or broker)            shareholders holding Common Stock in street name
                                                        through a nominee (such as a bank or broker) in
                                                        the same manner as shareholders whose shares are
                                                        registered.  Nominees will be instructed to effect
                                                        the Transaction for their beneficial holders. However,
                                                        nominees may have different procedures, and shareholders
                                                        holding their shares in street name should contact
                                                        their nominees.

Reasons for the Transaction

The Board of Directors recommends that the shareholders approve the Transaction for the following reasons, among others (as described in detail under "Background and Purpose of the Transaction" below): (i) to reduce the number of shareholders with small accounts, which will reduce administrative expenses to the Company and (ii) to provide an efficient and cost-effective way for shareholders holding small amounts of our Common Stock to sell their shares.

Background and Purpose of the Transaction

We have approximately 3,300 shareholders, including approximately 1,300 holders of record and 2,000 beneficial owners holding shares in street name. As of February 24, 2006, approximately 1,131 registered holders of our Common Stock owned fewer than ten shares, representing approximately 89% of the total number of registered holders of our Common Stock, but less than 0.01% of the total number of our outstanding shares of Common Stock. In addition, as of February 24, 2006, approximately 40 shareholders holding Common Stock in street name through a nominee, such as a bank or broker-dealer, owned fewer than ten shares of our Common Stock, representing less than 2% of the total number of street name shareholders, but only 0.001% of the total number of outstanding shares of our Common Stock held by street name shareholders. This large number of shareholders is due in large part to grants of two shares of Common Stock made to employees prior to our initial public offering.

The Transaction will provide shareholders holding fewer than ten shares with a cost-effective way to cash out their investments, because Ocwen will pay all transaction costs such as brokerage or service fees in connection with the Transaction. In most other cases, small shareholders would likely incur brokerage fees disproportionately high relative to the market value of their shares, if they wanted to sell their stock. In addition, some small shareholders might even have difficulty finding a broker willing to handle such small transactions. The Transaction, however, eliminates these problems for most small shareholders.

The cost of administering each shareholder's account, whether registered or in street name, is the same regardless of the number of shares held in the account. Therefore, Ocwen's costs to maintain these small accounts are disproportionately high when compared to the number of shares involved. We estimate that if we complete the Transaction we will reduce the total cost of administering shareholder accounts by at least 20% of our total shareholder administration costs, or approximately $5,000 per year. Although the amount is difficult to quantify, we anticipate that the Transaction will result in additional savings by allowing us to allocate the time of various administrative personnel currently devoted to administering shareholder accounts to operational matters, and may eliminate the need for us to hire additional administrative staff. In light of these disproportionate costs, the Board of Directors believes that it is in the best interests of Ocwen and its shareholders as a whole to eliminate the administrative burden and costs associated with the small record accounts with fewer than ten shares of our Common Stock.

Structure of the Transaction

The Transaction includes both a reverse stock split and a forward stock split of our Common Stock. If the Transaction is approved by shareholders and implemented by our Board, the reverse split is expected to occur at 4:59 p.m. eastern time on the effective date and the forward split is expected to occur at 5:00 p.m. eastern time on the effective date. Upon completing the reverse split, each registered shareholder on the effective date will receive one share of Common Stock for each ten shares of Common Stock held in the holder's account. If the holder owns ten or more shares on the effective date of the reverse split, any fractional shares resulting from the reverse split in the account will not be cashed out, and the total number of shares held by such shareholder will not change as a result of the Transaction. Any shareholder holding fewer than ten shares of Common Stock at the time of the reverse split will receive a cash payment instead of fractional shares. This cash payment will be determined and paid as described below under "Determination of Cash-Out Price." Immediately following the reverse split, all shareholders who have not received cash for their shares will receive ten shares of Common Stock for every one share of Common Stock they held following the reverse split.

The following examples illustrate the Transaction for hypothetical shareholders, assuming the cash-out price is $10.00 per share.

Shareholder Example       Transaction Implication
--------------------------------------------------------------------------------
Mr. Smith is the          Mr. Smith's two shares would be converted into the
registered owner of       right to receive cash.  Using the hypothetical
two shares                cash-out price of $10.00 per share, Mr. Smith will
                          receive $20.00 in cash. If Mr. Smith wants to continue his investment in Ocwen, he can, prior to the effective date, buy 8 additional shares of our Common Stock. Mr. Smith would have to act far enough in advance of the Transaction so that the purchase is completed and the additional share is credited in his account prior to 4:59 p.m. eastern time, on the effective date.

Mrs. Jones has two        Mrs. Jones will receive cash payments equal to the
separate record           cash-out price instead of receiving fractional
accounts.  As of          shares. Mrs. Jones would receive two checks totaling
the effective date,       $120.00. If Mrs. Jones wants to continue her
she holds six             investment in Ocwen, she can consolidate or transfer
shares of Common          her two record accounts prior to 4:59 p.m. eastern
Stock in one record       time on the effective date into an account with at
account and six           least ten shares of Common Stock. Alternatively, she
shares of Common          can buy additional shares of our Common Stock for
Stock in the              each of the accounts. She would have to act far
other. All of her         enough in advance of the Transaction so that the
shares are                consolidation or the purchase is completed by 4:59
registered in the         p.m. eastern time on the effective date. Even if she
same name.                does consolidate these accounts, there is no
                          assurance that the accounts will be consolidated by the effective date or, even if they are consolidated, that the financial institution holding the consolidated account will provide timely notice to the transfer agent. If the transfer agent does not receive timely notice, Mrs. Jones will receive a cash payment of $60.00 for each account and will not retain her shares.

Mr. Carr holds 15         After the Transaction, Mr. Carr will continue to hold
shares of Common          all 15 shares of Common Stock.
Stock as of the
record date.

Mr. English holds         We intend for the Transaction to treat shareholders
two shares of             holding Common Stock in street name through a
Common Stock in           nominee, such as a bank or broker-dealer, in the same
street name.              manner as shareholders whose shares are registered in
                          their names. Nominees will be instructed to effect the Transaction for their beneficial holders.
                          Nominees may, however, have different procedures, and shareholders holding Common Stock in street name should contact their nominees.

Effect on Shareholders

Shareholders with a Record Account of Fewer than Ten Shares. If we complete the Transaction and you are a shareholder holding fewer than ten shares of our Common Stock in a record account immediately prior to the reverse stock split (i.e. a "cashed-out shareholder"):

      o You will not receive a fractional share of Ocwen Common Stock as a result of the reverse split.

      o Instead of receiving a fractional share of Ocwen Common Stock, you will receive cash equal to the trading value of the shares you held in your record account immediately prior to the reverse split. See "Determination of Cash-Out Price" below.

      o After the Transaction, you will have no further interest in Ocwen with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a shareholder or share in Ocwen's assets, earnings or profits. In other words, you will no longer hold your cashed-out shares, you will just have the right to receive cash for these shares.

      o You will not have to pay any service charges or brokerage commissions in connection with the Transaction.

      o As soon as practicable after the Transaction, you will receive cash for the Ocwen Common Stock you held in your record account immediately prior to the reverse split in accordance with the procedures described below.

      o     If you hold book-entry shares:

            o Most of Ocwen's registered shareholders hold their shares of Ocwen Common Stock in book-entry form under the Direct Registration System for securities. These shareholders do not have stock certificates evidencing their ownership of Ocwen's stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

            o If you are a cashed-out shareholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment. We will mail a check to you at your registered address as soon as practicable after the Transaction. By signing and cashing this check, you will warrant that you own the shares for which you received a cash payment.

      o     If you hold certificated shares:

            o If you are a cashed-out shareholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter from Ocwen as soon as practicable after the Transaction. The letter of transmittal will contain instructions on how to surrender your certificate(s) to Ocwen's transfer agent, American Stock Transfer and Trust Company, for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to American Stock Transfer and Trust Company, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal. For further information, see "Stock Certificates" below.

      o All amounts owed to you will be subject to applicable federal income tax and state abandoned property laws.

      o You will not receive any interest on cash payments owed to you as a result of the Transaction.

NOTE: If you want to continue to hold Ocwen Common Stock after the Transaction, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date of the Transaction:

      o Purchase a sufficient number of shares of Ocwen Common Stock on the open market and have them registered in your name so that you hold at least ten shares in your record account immediately prior to the reverse split; or
      o If applicable, consolidate your record accounts so that you hold at least ten shares of Ocwen Common Stock in one record account immediately prior to the reverse split.

Registered Stockholders With Ten or More Shares. If you are a registered shareholder with ten or more shares of Common Stock in your record account as of 4:59 p.m. on the effective date of the Transaction, we will first convert your shares into one tenth (1/10) of the number of shares you held immediately prior to the reverse split. One minute after the reverse split, at 5:00 p.m., we will reconvert your shares in the forward stock split into ten times the number of shares you held after the reverse split, which is the same number of shares you held before the reverse split. For example, if you were a registered owner of 150 shares of Ocwen Common Stock immediately prior to the reverse split, your shares would be converted to 15 shares in the reverse split and back to 150 shares in the forward split. As a result, the Transaction will not affect the number of shares that you hold in record name if you hold ten or more shares of Ocwen Common Stock in your record account immediately prior to the reverse split.

Beneficial Owners of Ocwen Common Stock. Ocwen intends to treat shareholders holding shares of Ocwen Common Stock in street name through a nominee (such as a bank or broker) in the same manner as shareholders whose shares are registered in their names. We will instruct all nominees to effect the Transaction for their beneficial holders. However, these nominees may have different procedures, and shareholders holding Ocwen Common Stock in street name should contact their nominees.

Current and Former Employees and Directors. If you are a current or former employee or director of Ocwen, you may own Ocwen restricted stock and/or hold options to purchase Ocwen stock through our stock plans. With respect to restricted shares of our Common Stock, you will be treated in the same manner as other shareholders. If you hold options to purchase less than ten shares, you will not receive a cash payment for these options. The Transaction will not affect the number of shares issuable upon the exercise of these options.

Determination of Cash-Out Price

Under Florida state law, Ocwen is required to pay you "fair value" for any fractional shares that we redeem. If shareholders approve the proposal at the Annual Meeting and the Transaction is completed, our Board of Directors has decided to pay cash for the fractional shares in U.S. dollars equal to the average official closing price of the Common Stock on The New York Stock Exchange over the ten (10) trading days immediately preceding the effective date. The average official closing price over these ten trading days will be used even if our stock does not trade on one or more of the days. On days that our stock does not trade, if any, the official closing price will be the same as the official closing price of the previous day. Our Board of Directors believes that the closing prices over a period of ten trading days best approximates "fair value." The Board does not intend to obtain any appraisals or fairness opinions in connection with the Transaction.

Effect of the Transaction on Ocwen

The Transaction will not affect the registration of the Common Stock with the SEC under the Securities Exchange Act of 1934, as amended. Similarly, we do not expect that the Transaction will affect the continued inclusion of the Common Stock on The New York Stock Exchange. The par value of our Common Stock will remain at $.01 per share after the Transaction. The number of authorized shares of Common Stock will not change as a result of the Transaction.

The total number of shares that will be cashed-out and the total cash to be paid by us will not be determined until after the effective date. By way of example, if the Transaction had been completed as of February 24, 2006, when the average official closing price per share of our Common Stock on The New York Stock Exchange for the previous ten trading days was $9.96, and assuming 2,500 shares were redeemed, we would have made cash payments for these redeemed shares totaling $24,900. The actual amounts will depend on the number of fractional shares redeemed on the effective date. The Transaction will have a de minimus effect on the proportion of outstanding common shares controlled by our directors and executive officers.

Stock Certificates

The Transaction will not affect any certificates representing shares of Common Stock held by registered shareholders owning ten or more shares immediately before the reverse split. Existing certificates held by any of these shareholders will continue to evidence ownership of the same number of shares as set forth on the face of the certificate. Any cashed-out shareholder with share certificates will receive a letter of transmittal after the Transaction is completed. These shareholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to Ocwen's transfer agent before they can receive cash payment for those shares.

Potential Anti-Takeover Effect

The Transaction will not affect the number of authorized shares. Accordingly, the Transaction will have the effect of creating additional authorized and unissued shares of our Common Stock. The increase in authorized and unissued shares of Common Stock is likely to be minimal based on the number of shares that will be converted to cash under the Transaction. We have no current plans to issue these shares; however, these shares may be issued in the future for general corporate purposes. The increase in authorized but unissued shares of Common Stock as a result of the Transaction may have the effect of discouraging an attempt by another person or entity, through acquisition of a substantial number of shares of Common Stock, to acquire control of us with a view to effecting a merger, sale of assets, or similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity. The authorized but unissued Common Stock could be issued to a holder who would then have sufficient voting power to assure that any business combination or any amendment to our Articles of Incorporation would not receive the stockholder vote required for approval. The Transaction is not being proposed in response to any effort to accumulate shares of our Common Stock or obtain control, nor is it part of a plan by management to recommend to the Board of Directors and shareholders a series of amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or gain control.

Regulatory Requirements

Our Common Stock is currently registered under Section 12 of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. The Transaction will not affect the registration of our common stock under the Exchange Act, and we have no present intention of terminating its registration under the Exchange Act in order to become a "private" company.

Certain Federal Income Tax Consequences

General Information. We have summarized below certain federal income tax consequences to us and our shareholders resulting from the Transaction. This summary is based on U.S. federal income tax laws existing as of the date of this proxy statement. These laws may change, even retroactively. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances. Many shareholders, such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations and foreign persons, may be subject to special tax rules. Other shareholders may also be subject to special tax rules, including shareholders who received Common Stock as compensation for services or pursuant to the exercise of an employee stock option. In addition, this summary does not discuss any state, local, foreign or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets under the Code. You should consult your tax advisor as to the particular federal, state, local, foreign and other tax consequences, in light of your specific circumstances.

We believe that the Transaction will be treated as a tax-free "recapitalization" for federal income tax purposes.

Federal Income Tax Consequences to Shareholders Who Retain All Shares of Their Stock. If you continue to hold Common Stock immediately after the Transaction and receive no cash as a result of the Transaction, you will not recognize any gain or loss in the Transaction, and you will have the same adjusted tax basis and holding period in your Common Stock as you had in the stock immediately before the Transaction.

Federal Income Tax Consequences to Cashed-Out Shareholders. The federal income tax consequences to cashed-out shareholders will depend in part on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Common Stock immediately after the Transaction. The tax consequences of these alternatives are discussed below.

      o If you receive cash in exchange for a fractional share as a result of the Transaction, do not continue to hold any Common Stock immediately after the Transaction, and are not related to any person or entity which holds Common Stock immediately after the Transaction, you will recognize capital gain or loss in an amount equal to the difference between the cash you receive for your stock and your aggregate adjusted tax basis in the stock.

      o If you are related to a person or entity who continues to hold Common Stock immediately after the Transaction, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either is "not essentially equivalent to a dividend," or is a "substantially disproportionate redemption of stock," as described below.

            Not Essentially Equivalent to a Dividend. You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in Ocwen resulting from the transaction is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

            Substantially Disproportionate Redemption of Stock. The receipt of cash in the Transaction will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of Common Stock owned by you immediately after the Transaction is less than 80% of the percentage of shares of Common Stock owned by you immediately before the Transaction.

In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain.

If you receive cash as a result of the Transaction and continue to hold Common Stock immediately after the Transaction, you generally will recognize gain, but not loss, in an amount equal to the lesser of the excess of the sum of the aggregate fair market value of your shares of Common Stock plus the cash received over your adjusted tax basis in the shares, or the amount of cash received in the Transaction. In determining whether you continue to hold Common Stock immediately after the Transaction, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of Common Stock held immediately after the Transaction will be equal to your aggregate adjusted tax basis in your shares of Common Stock held immediately prior to the Transaction, increased by any gain recognized in the Transaction, and decreased by the amount of cash received in the Transaction.

Any gain recognized in the Transaction will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either is "not essentially equivalent to a dividend" with respect to you, or is a "substantially disproportionate redemption of stock" with respect to you, under the tests described above. In applying these tests, you may possibly take into account sales of shares of Common Stock that occur substantially contemporaneously with the Transaction. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of our undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain.

You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the Transaction, in light of your specific circumstances.

Dissenter's Rights

Pursuant to Section 607.1302 of the Florida Statutes and our Articles of Incorporation and By-laws, you are not entitled to dissenter's rights of appraisal with respect to the Transaction since our common stock is currently listed on the New York Stock Exchange.

Reservation of Rights

We reserve the right to abandon the Transaction without further action by our shareholders at any time before the filing of the necessary amendments to our Articles of Incorporation with the Secretary of State of the State of Florida, even if the Transaction has been authorized by our shareholders at the Annual Meeting.

    OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT OF OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE/FORWARD STOCK SPLIT.

                         RATIFICATION OF APPOINTMENT OF
             INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
                                (Proposal Three)

The Audit Committee of the Board of Directors of Ocwen has appointed PricewaterhouseCoopers LLP, independent registered certified public accountants, to be Ocwen's independent registered certified public accounting firm for the year ending December 31, 2006 and has further directed that the selection of the independent registered certified public accounting firm be submitted for ratification by the shareholders at the Annual Meeting.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

The Board of Directors unanimously recommends that shareholders vote FOR the appointment of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for 2006.

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

      o     Reviewed and discussed with management Ocwen's audited financial statements as of and for the year ended December 31, 2005;
      o     Discussed with PricewaterhouseCoopers LLP, Ocwen's independent registered certified public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees;" and
      o Received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board's Independence Standard No. 1, "Independence Discussions with Audit Committees" and discussed with PricewaterhouseCoopers LLP their independence.

In reliance on the review and discussion referred to above, the Committee recommends to the Board of Directors that the audited financial statements be included in Ocwen's Annual Report on Form 10-K for the year ended December 31, 2005.

PricewaterhouseCoopers LLP Fees

The following table shows the aggregate fees billed to Ocwen for professional services by PricewaterhouseCoopers LLP for fiscal years 2005 and 2004:

                                           2005         2004
                                        ----------   ----------
                 Audit Fees             $2,402,629   $2,038,655
                 Audit Related Fees        379,117    1,078,106
                 Tax Fees                   84,959       64,884
                 All Other Fees              6,000        6,810
                                        ----------   ----------
                     Total              $2,872,705   $3,188,455
                                        ==========   ==========


Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of Ocwen's consolidated financial statements for fiscal years 2005 and 2004, for the reviews of the financial statements included in Ocwen's quarterly reports on Form 10-Q during fiscal 2005 and 2004 and for services that are normally provided by the independent registered certified public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered certified public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under "Audit Fees" and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered certified public accounting firm for tax compliance, tax planning and tax advice. Of these amounts, $75,309 and $53,509 were related to tax compliance services for 2005 and 2004, respectively.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered certified public accounting firm that are not reported above under "Audit Fees," "Audit-Related Fees" or "Tax Fees."

The Audit Committee considered the compatibility of the non-audit-related services provided by and fees paid to PricewaterhouseCoopers LLP in 2005 and the proposed services for 2006 and determined that such services and fees are compatible with the independence of PricewaterhouseCoopers LLP.

The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered certified public accounting firm in order to assure that the provision of such services does not impair the auditor's independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. In 2005, less than 1% of the fees associated with the independent registered public accounting firm services were not pre-approved by the Audit Committee.

                                             Audit Committee:
March 8, 2006                                Ronald J.  Korn, Chairman
                                             Martha C. Goss, Director
                                             William H. Lacy, Director

                              SHAREHOLDER PROPOSALS

At the Annual Meeting, Ocwen may exercise discretionary authority when voting on a shareholder proposal that is not included as an agenda item in this Proxy Statement if the proposal was received by Ocwen after February 15, 2006, and the proposal is properly presented at the Annual Meeting. Ocwen did not receive notice of any shareholder proposal relating to the Annual Meeting.

Any proposal which a shareholder desires to have included in the proxy materials of Ocwen relating to the next Annual Meeting of Shareholders, which is scheduled to be held in May 2007 (the "2007 Annual Meeting"), must be received at the executive offices of Ocwen no later than November 1, 2006. If notice of a shareholder proposal relating to the 2007 Annual Meeting is received on or prior to January 15, 2007, and the proposal is properly presented at the 2007 Annual Meeting, then the Company may exercise discretionary authority when voting on the proposal, unless the shareholder satisfies certain requirements of the SEC, including mailing a separate proxy statement to Ocwen's shareholders. If notice of a shareholder proposal relating to the 2007 Annual Meeting is received by Ocwen after January 15, 2007, and the proposal is properly presented at the 2007 Annual Meeting, then Ocwen may exercise discretionary authority when voting on the proposal.

All shareholder proposals for the 2007 Annual Meeting should be directed to Ocwen Financial Corporation, Attn: Secretary at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409. It is urged that any shareholder proposal be sent certified mail, return-receipt requested.

                                 ANNUAL REPORTS

A copy of Ocwen's Annual Report to Shareholders for the year ended December 31, 2005, was mailed to shareholders entitled to notice of the Annual Meeting commencing on or about March 31, 2006. Such report is not part of the proxy solicitation materials.

Ocwen will furnish without charge to each person whose proxy is solicited and to each person who represents that as of the record date for the meeting he or she was a beneficial owner of shares entitled to vote at the meeting, on written request, a copy of Ocwen's Annual Report on Form 10-K for the year ended December 31, 2005, required to be filed by Ocwen with the SEC under the Exchange Act. Such requests should be directed to Shareholder Relations, Ocwen Financial Corporation, 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409, telephone number (561) 682-8400. Such report is not part of the proxy solicitation materials.

                                  OTHER MATTERS

Management is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the Proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the person or persons appointed as proxies.

The cost of the solicitation of proxies will be borne by Ocwen. Ocwen will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, Directors, Officers and employees of Ocwen may solicit proxies personally or by telephone without additional compensation.

                                   Appendix I
                                   ----------

                                PROPOSED FORM OF
                              ARTICLES OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           OCWEN FINANCIAL CORPORATION

Ocwen Financial Corporation, a Florida corporation (the "Corporation"), acting pursuant to the provisions of Section 607.1006 of the Florida Statutes, does hereby adopt the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

   FIRST:  The name of the Corporation is: Ocwen Financial Corporation.

   SECOND: That at a regular meeting of the members of the Board of Directors of the Corporation held on March 8, 2006, resolutions were duly adopted proposing to amend Article III of the Amended and Restated Articles of Incorporation of the Corporation and declaring such amendment to be advisable.

   THIRD: The amendment to the Amended and Restated Articles of Incorporation set forth below does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not materially result in the percentage of authorized shares that remain unissued after the combination exceeding the percentage of authorized shares that were unissued before the combination.

   FOURTH: _____________________ shares of issued common stock par value $0.01 per share of the Corporation ("Common Stock") are to be combined into ___________ shares of Common Stock, provided that no fractional shares are to be issued to any holder of fewer than ten (10) shares of Common Stock.

   FIFTH: Article III of the Amended and Restated Articles of Incorporation shall be deleted in its entirety and replaced with the following:

                                  "ARTICLE III

                                  CAPITAL STOCK

The total number of shares of all classes of capital stock that this corporation shall have authority to issue shall be 220,000,000, of which 200,000,000 shares shall be shares of Common Stock, par value $.01 per share, and 20,000,000 shares shall be shares of Preferred Stock, par value $.01 per share.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

     (A) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

          (1)  the designation of and number of shares constituting such series;

          (2) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

          (3) whether the shares of such series shall be subject to redemption by this corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

          (4) the terms and amounts of any sinking fund, if any, provided for the purchase or redemption of the shares of such series;

          (5) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of this corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

          (6) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

          (7) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

          (8) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, this corporation.

     (B) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holder of any such series shall have no voting power whatsoever.

Without regard to any other provision of these Articles of Incorporation (all of which are hereby amended as and to the extent necessary to allow the matters and transactions contemplated and effected hereby), each ten (10) shares of Common Stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and are hereby automatically reclassified and changed (without any further act) into one fully-paid and non-assessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares be issued to any holder of fewer than ten (10) shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing fractional shares to such holders, the Corporation shall pay in cash the fair value of such fractions of a share as of the time when this amendment becomes effective."

   SIXTH: That at the annual meeting of shareholders held on May 4, 2006, said amendments were duly adopted by a sufficient number of shareholders in accordance with Section 1003 of the Florida Statutes.

   SEVENTH: That these Articles of Amendment shall become effective at 4:59 p.m. eastern time on May 12, 2006, in accordance with the applicable provisions of the Florida Statutes.

IN WITNESS WHEREOF, Ocwen Financial Corporation has caused this certificate to be signed by its Corporate Secretary this 12th day of May, 2006.


                                      By:
                                         -------------------------------------
                                      Name:
                                           -----------------------------------
                                      Title:
                                            ----------------------------------

                                   Appendix II

                                PROPOSED FORM OF
                              ARTICLES OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                           OCWEN FINANCIAL CORPORATION

Ocwen Financial Corporation, a Florida corporation (the "Corporation"), acting pursuant to the provisions of Section 607.1006 of the Florida Statutes, does hereby adopt the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

   FIRST: The name of the Corporation is: Ocwen Financial Corporation.

   SECOND: That at a regular meeting of the members of the Board of Directors of the Corporation held on March 8, 2006, resolutions were duly adopted proposing to amend Article III of the Amended and Restated Articles of Incorporation of the Corporation and declaring such amendment to be advisable.

   THIRD: The amendment to the Amended and Restated Articles of Incorporation set forth below does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not materially result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the division.

   FOURTH: ____________ shares of issued common stock par value $0.01 per share of the Corporation ("Common Stock") are to be divided into ______ shares of Common Stock.

   FIFTH: Article III of the Amended and Restated Articles of Incorporation shall be deleted in its entirety and replaced with the following:

                                  "ARTICLE III

                                  CAPITAL STOCK

The total number of shares of all classes of capital stock that this corporation shall have authority to issue shall be 220,000,000, of which 200,000,000 shares shall be shares of Common Stock, par value $.01 per share, and 20,000,000 shares shall be shares of Preferred Stock, par value $.01 per share.

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

     (A) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

          (1)  the designation of and number of shares constituting such series;

          (2) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

          (3) whether the shares of such series shall be subject to redemption by this corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

          (4) the terms and amounts of any sinking fund, if any, provided for the purchase or redemption of the shares of such series;

          (5) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of this corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

          (6) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

          (7) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

          (8) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, this corporation.

     (B) Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the Board of Directors creating any series of Preferred Stock, the holder of any such series shall have no voting power whatsoever.

Without regard to any other provision of these Articles of Incorporation (all of which are hereby amended as and to the extent necessary to allow the matters and transactions contemplated and effected hereby), each one (1) share of Common Stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into ten (10) fully-paid and non-assessable shares of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that any fractional shares of Common Stock outstanding immediately prior to the time this amendment becomes effective, shall be converted into the number of shares of Common Stock equal to such fraction multiplied by ten (10) when this amendment becomes effective."

   SIXTH: That at the annual meeting of shareholders held on May 4, 2006, said amendments were duly adopted by a sufficient number of shareholders in accordance with Section 1003 of the Florida Statutes.

   SEVENTH: That these Articles of Amendment shall become effective at 5:00 p.m. eastern time on May 12, 2006, in accordance with the applicable provisions of the Florida Statutes.

         IN WITNESS WHEREOF, Ocwen Financial Corporation has caused this certificate to be signed by its Corporate Secretary this 12th day of May, 2006.

                                      By:
                                         -------------------------------------
                                      Name:
                                           -----------------------------------
                                      Title:
                                            ----------------------------------

                           OCWEN FINANCIAL CORPORATION
        1661 Worthington Road, Suite 100 - West Palm Beach, Florida 33409

                                 REVOCABLE PROXY

   THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OCWEN
    FINANCIAL CORPORATION, FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS
           TO BE HELD ON MAY 4, 2006, AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints William C. Erbey, Ronald M. Faris, Kevin J. Wilcox or any of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of Ocwen Financial Corporation (the "Company") held of record by the undersigned on February 24, 2006, at the Annual Meeting of Shareholders to be held at the offices of the Company located at 1661 Worthington Road, Suite 100, West Palm Beach, Florida 33409 on Thursday, May 4, 2006, at 9:00 a.m., Eastern Standard Time and at any adjournment thereof.

Shares of Common Stock of the Company will be voted as specified. If you execute and return this proxy without specific voting instructions, this proxy will be voted FOR the election of each of the Board of Directors' nominees to the Board of Directors, FOR the amendment of the Company's Articles of Incorporation to effect a one-for-ten (1-for-10) reverse stock split followed by a ten-for-one (10-for-1) forward stock split and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered certified public accounting firm. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

The Undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of Ocwen Financial Corporation to be held on May 4, 2006, or any adjournment thereof, a Proxy Statement for the Annual Meeting and the 2005 Annual Report to Shareholders of the Company prior to the signing of this proxy.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
         ENVELOPE ADDRESSED TO: AMERICAN STOCK TRANSFER & TRUST COMPANY,
                      59 MAIDEN LANE, NEW YORK, N.Y. 10038

           (Continued and to be dated and signed on the reverse side)

COMMENTS:

                        ANNUAL MEETING OF SHAREHOLDERS OF
                           OCWEN FINANCIAL CORPORATION

                                   MAY 4, 2006


   PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK
                YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]



1.  ELECTION OF DIRECTORS:                                  2.  AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO EFFECT
                                                                A 1-for-10 REVERSE STOCK SPLIT FOLLOWED BY A 10-for-1
                                                                FORWARD STOCK SPLIT
   NOMINEES:
                                                                [ ] FOR        [ ] AGAINST       [ ] ABSTAIN

   [ ] FOR ALL NOMINEES     ( ) William C. Erbey
   [ ] WITHHOLD AUTHORITY   ( ) Ronald M. Faris             3.  RATIFICATION OF THE APPOINTMENT BY THE BOARD OF
       FOR ALL NOMINEES     ( ) Martha C. Goss                  DIRECTORS OF PRICEWATERHOUSECOOPERS LLP AS THE
   [ ] FOR ALL EXCEPT       ( ) Ronald J. Korn                  INDEPENDENT AUDITOR OF THE COMPANY FOR THE YEAR
                            ( ) William H. Lacy                 ENDING DECEMBER 31, 2006.
 (See instructions below)   ( ) W. Michael Linn
                            ( ) W. C. Martin                    [ ] FOR        [ ] AGAINST       [ ] ABSTAIN
                            ( ) Barry N. Wish

INSTRUCTION: To withhold authority to vote for any          4.  IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO
individual nominee(s), mark "FOR ALL EXCEPT" and fill           VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME
in the circle next to each nominee you wish to                  BEFORE THE ANNUAL MEETING.
withhold, as shown here: [X]

To change the address on your account, please check the     PLEASE CHECK IF YOU PLAN TO ATTEND THE MEETING    [ ]
box at right and indicate your new address in the
address space above.  Please note that changes to the       TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE
registered name(s) on the account may not be submitted      REVERSE SIDE HEREOF.
via this method.                                 [ ]


Signature of Shareholder __________________ Date: _____     Signature of Shareholder _______________________ Date: _____


Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.